EXHIBIT A

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer”. The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: March 16, 2005

Ault Glazer & Company Investment Management LLC
/s/ Milton C. Ault III
Milton C. Ault, III, Managing Member

Franklin Capital Corporation
/s/ Milton C. Ault III
Milton C. Ault, III, Chairman and
Chief Executive Officer

Milton C. Ault, III
/s/ Milton C. Ault III

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